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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

The Board of Directors and Stockholders
FTD.COM INC.:

        We consent to the use of our report dated July 20, 2001, with respect to the balance sheets of FTD.COM INC. (a subsidiary of Florists' Transworld Delivery, Inc.) as of June 30, 2001 and 2000, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended June 30, 2001, included herein and to the references to our firm under the headings "Experts" and "Selected Historical Financial Data" in the joint proxy statement/prospectus.

/s/ KPMG LLP

Chicago, Illinois
April 29, 2002

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INDEPENDENT AUDITORS' CONSENT